UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2012

CYCLONE POWER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54449 (Commission File Number)	26-0519058 (IRS Employer Identification No.)

601 NE 26th Court, Pompano Beach, Florida (Address of principal executive offices)	33064 (Zip Code)

Registrant’s telephone number, including area code: (954) 943-8721

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

On August 24, 2012, Cyclone Power Technologies, Inc. (the “Company”) closed a $250,000 debt financing with Brio Capital LP (“Brio”), comprised of a Securities Purchase Agreement (the “Agreement”), Secured Promissory Note (the “Note”) and Warrant. The 12-month Note bears a 9% Original Issuance Discount (OID), making the principal payable at maturity $272,500. There is no other interest payable under the Note, unless the Company is in default.

The Note is convertible into shares of the Company’s common stock at a price of $.15 per share, subject to standard anti-dilution and price protection provisions should the Company issue shares at a lower price, except for certain issuance exemptions specifically set forth in the Note. The Company has a pre-payment obligation upon: (1) receipt of future payments from the U.S. Army under the Company’s development contract, provided that no more than 50% of such payments shall be applied to the early re-payment of the Notes; and (2) the closing of at least $500,000 in equity funding, provided that no more than 10% of such financing shall be applied to the early re-payment of the Notes.

The Warrant attached to the Note allow the investor to purchase a number of shares of common stock of the Company equal to 40% of the Note amount, at a an exercise price equal to $.20 per share for five (5) years from issuance. Brio received a Warrant to purchase 726,667 shares in this deal. The Warrant may be exercised on a “cashless” basis, and is subject to the same price protection as the Note, provided however, any revised exercise price of the Warrant shall be 125% of any revised conversion price of the Note. The Warrant and underlying common stock are restricted under Rule 144. The securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

ITEM 9.01 Financial Statements and Exhibits

The Securities Purchase Agreement, Secured Promissory Note and Common Stock Purchase Warrant issued pursuant to this financing will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CYCLONE POWER TECHNOLOGIES, INC.

Date: August 30, 2012

By: /s/ Harry Schoell

Harry Schoell

Chairman and CEO